989 E Hillsdale Blvd.
        Suite 300
Foster City, CA 94404
www.mirumpharma.com
September 28, 2026

Joanne Quan
407 Costa Rica Ave.
San Mateo, California 94402

Re: Transition and Separation Agreement

Dear Joanne:

This letter sets forth the substance of the transition and separation agreement (the “Agreement”) that Mirum Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Transition Period and Separation. If you timely sign this Agreement and allow it to become effective, your employment with the Company will continue through October 19, 2026, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner. (The actual date of termination shall become the “Separation Date” for purposes of this Agreement.) Between the date of this Agreement and the Separation Date (the “Transition Period”), you will be taking pre-approved paid time off and exhausting all of your PTO and will provide information and respond to occasional transition-related questions during the remainder of your employment on behalf of the Company as requested by the Company’s Chief Executive Officer, if needed. You will continue to receive your current salary and benefits (subject to the terms and conditions of the applicable benefit plan(s)) during the Transition Period. You agree through the Transition Period to continue to abide by all of your obligations to the Company and the Company’s policies and procedures.
2.Accrued Salary and Paid Time Off. On or shortly after the Separation Date, the Company will pay you all accrued wages and all accrued and unused paid time off earned

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through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments and benefits regardless of whether you sign this Agreement.
3.Severance Benefits. The parties acknowledge that your anticipated separation from employment will constitute an Involuntary Termination under the Plan, and nothing in this Agreement shall be construed to waive or diminish your or the Company’s rights under the Plan or your Participation Agreement. In satisfaction of the terms of the Company’s 2018 Severance Benefit Plan and your Participation Agreement, and in excess of the benefits that you would not be entitled to under that plan, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days of the date hereof and allow the releases herein to become effective; (ii) have not resigned your employment prior to October 19, 2026 and your employment has not been terminated for Cause; (iii) execute the Updated Release of Claims attached to this Agreement as Exhibit A (the “Updated Release”) no earlier than the Separation Date and on or within five (5) business days after the Separation Date, and allow the Updated Release to become effective; and (iv) otherwise comply fully with your obligations hereunder (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)    Cash Severance. The Company will pay you, as severance, an amount equivalent to nine (9) months of your current base salary, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid to you as a lump sum within 30 days after the Updated Release Effective Date (as defined in the Updated Release).
(b)    Equity Vesting. Effective as of the Updated Release Effective Date, (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock held by you on such date and subject to time-based vesting requirements, (ii) any then-outstanding reacquisition or repurchase rights held by the Company with respect to common stock issued pursuant to any other stock award granted to you by the Company and subject to a time-based lapse or vesting schedule, and (iii) the vesting of any other stock awards granted to you by the Company and subject to time-based vesting requirements (including, for the avoidance of doubt, performance-based awards with respect to which performance has been certified and which are currently subject only to time-based vesting requirements), together with any issuance of shares triggered by the time-based vesting of such stock awards, shall, in each case, be accelerated (or lapse, in the case of reacquisition or repurchase rights subject to a time-based lapse) as if you had completed an additional twelve (12) months of service with the Company as of the Separation Date. To give effect to the foregoing, notwithstanding anything to the contrary in the applicable Award Agreements or the equity incentive plan under which an

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applicable stock award was granted that provides for immediate expiration of any then-unvested portion of an award upon termination of service, no such unvested portion shall terminate earlier than three (3) months following any termination of your employment by the Company other than for Cause that occurs before the consummation of a “Corporate Transaction” (as defined in the applicable equity incentive plan or Award Agreement). Notwithstanding anything to the contrary in this Agreement, your stock awards shall remain subject to earlier termination in connection with a Corporate Transaction as provided in the applicable equity incentive plan or substantially equivalent provisions applicable to your stock awards. Any applicable withholding obligations will be governed by the terms of the applicable Award Agreement.
(c)     Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date (or such other date that you are no longer eligible to participate in such benefits, as set forth in the applicable group health insurance plans). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. As an additional severance benefit, the Company agrees to pay you, within 30 days following the Updated Release Effective Date, a one-time lump-sum cash payment (the “Additional Payment”). The Additional Payment has been calculated and grossed up so that, after applicable taxes and withholdings, you will receive a net payment of $38,953.27. The Additional Payment is intended to approximate the value of nine (9) months of COBRA premiums after estimated tax withholdings. You may, but are not required to, use the Additional Payment to pay for COBRA continuation coverage or for any other purpose. You acknowledge and agree that you are solely responsible for electing COBRA continuation coverage, if desired, and for the timely payment of any COBRA premiums.
(d)    Extension of Post-Termination Exercise Period. Your rights to exercise or otherwise acquire any vested equity awards shall be governed and controlled by the applicable Award Agreements as modified hereby. As an additional severance benefit, the Company will extend the period during which you may exercise the vested portion of any of your outstanding stock options through the date that is twelve (12) months after the Separation Date (but in no event later than the final day of the original term of the stock option) (the “PTEP Extension”). For the avoidance of doubt, the PTEP Extension shall not itself result in the acceleration of any outstanding equity award(s) held by you. You understand and agree that modification of the post-termination exercise period of any stock options may convert such stock options that were granted as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986,

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as amended (the “Code”), into “non-qualified stock options” as a result of the PTEP Extension, and by signing this Agreement, you acknowledge and agree to such change. You acknowledge that the loss of incentive stock options status has tax implications that you should discuss with your own tax and legal advisors.
(e)    Bonus. As an additional severance benefit, the Company will pay you an amount equal to your target annual cash incentive bonus for 2026, determined at a 100% achievement level (the “Bonus Payment”), even though you acknowledge and agree that you have not earned and will not earn such amount prior to or on the Separation Date. Subject to satisfaction of the Severance Preconditions, the Bonus Payment will be paid in a single lump sum, subject to standard payroll deductions and withholdings, within 30 days after the Updated Release Effective Date.
4.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration or vesting), severance, or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You acknowledge and agree that the benefits offered to you in this Agreement hereby satisfy and replace any severance benefits you are or could be eligible to receive under any offer letter, agreement, plan, or policy applicable to you (if any), including without limitation the Company’s Severance Benefit Plan and any related participation agreements thereto.
5.Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Return of Company Property. On or within five (5) calendar days after the Separation Date (or another time as specified by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, Company device and account login and password information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any

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proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date (or another time as specified by the Company), you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed by the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above. Notwithstanding the foregoing, if you return your Company laptop in the time frame required above, and the Company finds that Company files stored on the computer are intact, the Company will return the laptop computer to you within ten (10) days and allow you to keep it as your personal property. You accept the equipment on an “as is” basis, without representation or warranty, and understand that you will be solely responsible for all fees and costs incurred in connection with the laptop after it is returned to you.
7.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
8.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

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9.Release of Claims.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)    Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

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“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(d)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have had more than twenty-one (21) calendar days to consider this Agreement; (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims or otherwise waived under this Agreement (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights under any Director’s & Officers or other insurance policy; (iii) any rights which are not waivable as a matter of law (such as claims for unemployment benefits or workers compensation); and (iv) any claims for breach of this Agreement.
10.Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by

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any Government Agency, including providing documents or other information, without notice another party. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you or they have reason to believe is unlawful; or (ii) waives any rights you or anyone else may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
11.Representations. You hereby represent that, as of the date you sign this Agreement, you have been paid all compensation then owed to you for all hours worked through such date and have received all the leave and leave benefits and protections for which you have been eligible pursuant to the Family and Medical Leave Act or otherwise through such date and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
12.Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. The Company agrees to instruct its officers and members of its Board of Directors not to disparage you in any manner likely to be harmful to your personal or professional reputation. Neither party shall issue any press release or public statement regarding your separation from employment without the prior written consent of the other party; provided that either party (and each of the Company’s officers and Board members) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation, and the Company may make such disclosures as are reasonably necessary for corporate disclosure and other requirements and as required by applicable securities laws or stock exchange rules. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
13.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as otherwise permitted in accordance with this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration,

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administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.Cooperation. You agree to reasonably cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.
[Signature page to follow]

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If this Agreement is acceptable to you, please sign below and return the original to me on or before October 1, 2026, which you acknowledge is more than twenty-one (21) calendar days after the original version of this Agreement was provided to you. You further acknowledge and agree that changes to this Agreement from its original version, whether material or immaterial, do not restart the running of the original 21-day timeline for you to consider this Agreement. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.
We wish you the best in your future endeavors.
Sincerely,

Mirum Pharmaceuticals, Inc.
By: /s/ Chris Peetz 9/30/2026
Chris Peetz
Chief Executive Officer

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Exhibit A – Updated Release of Claims

I have read, understand and agree fully to the foregoing Agreement:

/s/ Joanne Quan
Joanne Quan, MD

10/1/2026
Date

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        989 E Hillsdale Blvd.
Suite 300
Foster City, CA 94404
650-667-4085
www.mirumpharma.com

Exhibit A
UPDATED RELEASE OF CLAIMS
(To be signed and returned to the Company on or within five (5) business days after the Separation Date and in no event before the Separation Date)

    Mirum Pharmaceuticals, Inc. (the “Company”) and Joanne Quan (the “Employee”) entered into a Transition and Separation Agreement dated September 28, 2026 (the “Transition Agreement”). The parties to that Agreement hereby further agree as follows:
    1.    A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Transition Agreement as Exhibit A and the parties agree that it is part of the Transition Agreement.

    2.    In consideration of the Severance Benefits, Employee hereby extends the release of claims in Section 9 of the Agreement to any claims that arose through the date she signs this Updated Release and extends the representations she has made in Section 11 of the Transition Agreement through the date she signs this Updated Release.

    3.    Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA through the date she signs this Updated Release, and that the consideration provided for this waiver is in addition to anything of value to which she is already entitled. Employee further acknowledges that she has been advised that: (i) this waiver does not apply to any rights or claims that may arise after the date she signs this Updated Release; (ii) she should consult with an attorney before signing this Updated Release; (iii) she has had at least twenty-one (21) calendar days to consider this Updated Release; (iv) she has seven (7) calendar days after signing this Updated Release to revoke it by providing written notice to the Company; and (v) this Updated Release will not become effective until the eighth day after she signs it, provided she has not revoked it (the “Updated Release Effective Date”).

    4.    The parties agree that this Updated Release is a part of the Agreement.

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        989 E Hillsdale Blvd.
Suite 300
Foster City, CA 94404
650-667-4085
www.mirumpharma.com

Understood, Accepted and Agreed:

Mirum Pharmaceuticals, Inc.                Employee

By: ____/s/ Chris Peetz_______________        __/s/ Joanne Quan_______________
Name:    Chris Peetz                        Joanne Quan
Title: Chief Executive Officer

Dated: ____10/19/2026______________        Dated: ______10/22/2026_________

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